Exhibit 99.1

Press Release

3D Systems Corporation

333 Three D Systems Circle

Rock Hill, SC 29730

www.3dsystems.com

NYSE: DDD

Investor Contact:  investor.relations@3dsystems.com

Media Contact:  press@3dsystems.com

3D Systems Announces Chief Financial Officer Transition

•	3D Systems’ Executive Vice President, Phyllis Nordstrom to Serve as Interim Chief Financial Officer

ROCK HILL, South Carolina, August 20, 2025 - Today, 3D Systems (NYSE: DDD) announced that Jeffrey D. Creech is stepping down as the company’s Chief Financial Officer, effective August 29, 2025, to accept a new career opportunity. Phyllis Nordstrom, 3D Systems’ Executive Vice President, Chief Administrative Officer, has been appointed Interim CFO, effective August 29, 2025.

“I want to thank Jeff for his dedication and leadership as we have executed on key strategic initiatives such as our manufacturing insourcing and cost improvement plans that are driving improvements in operating performance,” said Dr. Jeffrey Graves, president and CEO of 3D Systems. “I wish Jeff continued success as he moves to this next chapter in his career. I am very pleased that Phyllis will assume this role. She is a proven leader with a highly successful track record at 3D Systems in driving organizational alignment, cross-business process improvements, and strengthening of our risk management and control environment. These capabilities, combined with her strong financial background, position her well for taking on these responsibilities, and I look forward to the meaningful impact she will have on the company’s future success.”

3D Systems Press Release	Page 2

Joining in 2021, Ms. Nordstrom currently serves as Executive Vice President, Chief People Officer, and Chief Administrative Officer for 3D Systems, responsible for leading the Company’s global human resources strategy, internal audit and compliance programs, and overseeing information technology and cyber-security for the Company. Over the course of her career, Ms. Nordstrom has served in numerous roles within finance, accounting and risk management, including leadership roles at MTS Systems Corporation, PricewaterhouseCoopers, Target, and U.S. Bank. She also holds a Bachelor of Science degree in Accounting from Louisiana State University.

About 3D Systems

For nearly 40 years, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

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